March 30, 2011

DELIVERED

VCS MINING, INC.
415 South DuPont Highway,
Dover, Delaware, 19901, USA

Re: Acquisition of Mining Claims, Haiti

This letter confirms our mutual intention to effect the acquisition by Mercer Gold Corp. ("Mercer") of a 100% interest in the mining claims (the "Claims") owned by VCS Mining Inc. ("VCS") and its subsidiaries, described in Schedule "A" to this letter, through an acquisition transaction (the "Transaction") on the terms and conditions set forth below. This letter is intended to create legally binding obligations and will serve as the basis for entering into a definitive agreement (the "Transaction Agreement") leading to the completion of the Transaction.

1. The Transaction

1.1 **Structure:** The Transaction will be structured as a reverse-triangular merger in which a new, wholly-owned subsidiary ("Newco") of Mercer merges with and into VCS, as a result of which VCS will be the surviving corporation and a wholly-owned subsidiary of Mercer.

1.2 **Consideration:** The consideration payable by Mercer for 100 percent of the issued and outstanding shares of the post merger VCS shall consist of 9,000,000 restricted shares of Mercer (the "Shares") to the post merger VCS Shareholders, pro rata to their share ownership in VCS, to be issued immediately upon closing of the Transaction. The Shares may be subject to forward split or consolidation, and therefore the number of shares actually issued will reflect same. The Shares shall carry piggy back registration rights to become eligible for resale on Mercer's next registration statement that it would file in the normal course for qualifying shares for resale pursuant to financing objectives. This piggy back registration right shall be subject to securities regulations of all applicable jurisdictions, and all applicable securities regulators' approvals of all applicable jurisdictions.

MERCER GOLD CORPORATION
mercergoldcorp.com

1620 – 200 Burrard Street
Vancouver, BC
V6C 3L6

Main +1.604.681.3130
Fax +1.604.681.3134
Email info@mercergoldcorp.com

MERCER GOLD CORPORATION

1.3 **Terms and conditions:** The Transaction Agreement will contain provisions that are customary for a transaction of this nature, and will include (but not be limited to) representations and warranties from VCS to Mercer, including VCS' corporate, financial and reporting status, that there is no current or pending litigation affecting VCS, its subsidiaries or the Claims, that its financial statements and those of its subsidiaries are true and correct and reflect that there are no liabilities of VCS or its subsidiaries, as well as with respect to the title and extent of its assets including, without limitation, the Claims. It will also include indemnities from the shareholders (the "VCS Shareholders") of VCS to Mercer indemnifying Mercer for any and all losses, including attorneys' fees and disbursements, Mercer incurs as a result Mercer's reliance on the representations and warranties of VCS. It will also include representations of Mercer as to its corporate and reporting status. In addition, it will include a provision whereby Mercer will fund the repayment of the existing shareholder loan owing to VCS Shareholders in the total amount of up to $500,000 on Closing.

1.4 Mercer's obligations to carry out the transactions contemplated hereby are subject to the fulfillment, to the sole satisfaction of Mercer, of each of the following conditions precedent on or before, in the case of paragraphs 1.4(a) through 1.4(f), May 17, 2011, and in the case of paragraphs 1.4(g) through 1.4(i), on or before Closing:

(a) receipt by Mercer of all required regulatory approvals to the carrying out of the Transaction;

(b) approvals of the boards of directors of Newco, VCS and Mercer;

(c) approvals of the post merger VCS Shareholders;

(d) obtaining all required consents of third parties, including consents from all regulatory and governmental authorities, to the Transaction, including, without limitation, a change in beneficial ownership of the Claims;

(e) completion by Mercer, to its sole satisfaction, of due diligence of VCS, its subsidiaries, and the Claims;

(f) execution of the Transaction Agreement;

(g) all representations in this letter agreement and Transaction Agreement being accurate as of the Closing;

(h) no adverse material change in the status of the Claims prior to the Closing; and

MERCER GOLD CORPORATION
mercergoldcorp.com
1620 – 200 Burrard Street
Vancouver, BC
V6C 3L6
Main +1.604.681.3130
Fax +1.604.681.3134
Email info@mercergoldcorp.com

(i) opinions of Mercer's legal counsel and other professional advisors.

The foregoing conditions precedent are inserted for the exclusive benefit of Mercer, and any such condition may be waived in whole or in part by Mercer by delivering to VCS a written waiver to that effect signed by Mercer by the dates specified above. In the event that all of these conditions precedent are not satisfied or waived on or before the dates specified above, Mercer shall be released from all obligations under this letter agreement.

The Closing shall occur within 30 days following the waiver or satisfaction of all of Mercer's conditions precedent in paragraphs 1.4(a) through 1.4(f), or at such earlier or later date as the parties agree in writing.

1.5 VCS's obligations to carry out the transactions contemplated hereby are subject to the receipt by Mercer of all required regulatory approvals to the carrying out of the Transaction on or before Closing. This provision shall be deemed to be satisfied upon the removal or waiver by Mercer of its subject condition in paragraph 1.4(a) above.

2. Due Diligence

2.1 **Due Diligence:** Once both parties have signed this letter, Mercer's due diligence team will commence due diligence investigations. VCS will give Mercer and its representatives full access to all of its (i) books, records, business plans, financial and operating data (including, without limitation, audited financial statements to GAAP standards) and all other information; (ii) assets and operations, including, without limitation, all information with respect to its subsidiaries and proof of VCS' and its subsidiaries' title to the Claims; and (iii) personnel.

3. Definitive Agreement

Upon the satisfactory completion of due diligence by Mercer, the parties shall negotiate the terms of the Transaction Agreement, acting reasonably and in good faith.

4. Standstill

During the period of the date of execution by both parties of this letter agreement until the Closing, VCS agrees that it will:

(a) maintain the Claims in good standing and free and clear of all encumbrances,

MERCER GOLD CORPORATION

(b) not solicit offers or have discussion with any third parties regarding its sale of its shares or assets or any other form of business combination,

(c) conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business consistent with past practice, and

(d) not pay any dividends engage in non-arms length transactions with their shareholders, or redeem any of its currently outstanding shares.

5. Transaction Costs

Each of the parties will be responsible for all costs (including, but not limited to, financial advisory, accounting, legal and other professional or consulting fees and expenses) incurred by it in connection with the transactions contemplated hereby. Provided that Mercer will advance to VCS $50,000 (the "Advance") within five business days following execution of this letter agreement. The Advance is to be used by VCS solely for the purpose of assisting with VCS' direct costs associated with complying with the due diligence requirements of Mercer and obtaining all required regulatory approvals with respect to the Transaction. VCS shall repay the Advance to Mercer within 3 business days of demand by Mercer if the VCS Shareholders have not approved the Transaction prior to April 29th, 2011.

6. Publicity

VCS agrees not to make any announcement, issue any press release or otherwise disclose the content or existence of this letter, without the prior written consent of Mercer.

VCS acknowledges that Mercer may issue one or more press releases and may be required to give additional public disclosure about the Transaction.

7. Confidentiality

Each party agrees that any information provided to the other in connection with the Transaction will be maintained in confidence, will not be disclosed to any other party, other than each party's respective professional advisors, except where disclosure is compelled by applicable law, and except in the case of Mercer by way of press release as described in paragraph 6, and will not be used by the party for any purpose other than the evaluation and completion of the Transaction. Subject to the foregoing, each party will ensure that its respective officers, directors, employees and consultants will agree to maintain all information in connection with this letter agreement and the business combination transactions confidential. All obligations regarding confidentiality will survive the termination of this letter agreement.

MERCER GOLD

8. **General**

This letter agreement will be governed by and construed in accordance with the laws of British Columbia, Canada. VCS and Mercer submit to the jurisdiction of the courts of British Columbia with respect to any matters arising out of this letter agreement.

If you are in agreement with the foregoing, please confirm that this letter accurately sets forth your understanding of the terms of the Transaction and the other matters set forth herein, by signing a copy of this letter below and returning it to us prior to 5:00 p.m. (Vancouver time) on March 31, 2011, failing which this letter shall be null and void.

This letter may be executed in any number of counterparts, each of when executed and delivered (including by way of facsimile or email) is an original but all of which taken together shall constitute one and the same instrument.

Yours very truly,

MERCER GOLD CORP.

Per: ______________________
Authorized Signatory

Agreed and confirmed this 30th day of March, 2011.

VCS MINING, INC.

Per: ______________________ 4/1/2011
Angelo Viard, Chairman and CEO

MERCER GOLD CORPORATION
mercergoldcorp.com

1620 – 200 Burrard Street
Vancouver, BC
V6C 3L6

Main +1.604.681.3130
Fax +1.604.681.3134
Email info@mercergoldcorp.com

MERCER GOLD CORPORATION

SCHEDULE A

CLAIMS

VCS Mining, Inc.

VCS represents to Mercer that it owns the following mining claims in Haiti, and that all of these claims are all in good standing and free and clear of all encumbrances:

1. Petit-Goave 1 - approximately 100 sq km. – copper prospects
2. Petit-Goave 2 - approximately 100 sq. Km. – copper prospects
3. Terrier Rouge - approximately 53.20 sq. Km. - gold, silver and rare earth prospect
4. Ouanaminthe - approximately 55.62 sq. km. – gold prospect
5. Capotile - approximately 64 sq.km. – gold prospect
6. Mont-Organize - approximately 94 sq. km. – both placer and lode gold prospect
7. L' Asile - approximately 100 sq. km. - nickel and platinum group metals prospect
8. Les Irois - approximately 100 sq. km. - nickel and platinum group metals prospect

Delta Societe Miniere SA

VCS represents to Mercer that it owns all of the issued and outstanding shares of Delta Societe Miniere SA, which owns the following mining claim in Haiti, and that this claim is in good standing and free and clear of all encumbrances:

9. Morne Bossa - approximately 50 sq. km. – gold prospect

MERCER GOLD CORPORATION
mercergoldcorp.com

1620 – 200 Burrard Street
Vancouver, BC
V6C 3L6

Main +1.604.681.3130
Fax +1.604.681.3134
Email info@mercergoldcorp.com